Exhibit 10.02

THIRD AMENDMENT TO CREDIT AGREEMENT

Parties:

“CoBank”:	CoBank, ACB 5500 South Quebec Street Greenwood Village, Colorado 80111

“Borrower”:	Pilgrim’s Pride Corporation 110 South Texas Street Pittsburg, Texas 75686

“Syndication Parties”:	Whose signatures appear below

Execution Date: February 7, 2007

Recitals:

A. CoBank (in its capacity as the Administrative Agent (“Agent”), the Syndication Parties signatory thereto, and Borrower have entered into that certain 2006 Amended and Restated Credit Agreement (Convertible Revolving Loan and Term Loan) dated as of September 21, 2006, that certain First Amendment to Credit Agreement dated as of December 13, 2006, and that certain Second Amendment to Credit Agreement dated as of January 4, 2007 (as so amended and as amended, modified, or supplemented from time to time in the future, the “Credit Agreement”) pursuant to which the Syndication Parties, and any entity which becomes a Syndication Party on or after September 21, 2006, have extended certain credit facilities to Borrower under the terms and conditions set forth in the Credit Agreement.

B. Borrower has requested that the Agent and the Syndication Parties modify certain provisions of the Credit Agreement, which the Agent and the Syndication Parties are willing to do under the terms and conditions as set forth in this Third Amendment to Credit Agreement (“Third Amendment”).

Agreement:

Now, therefore, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Credit Agreement. The Credit Agreement is amended as of the Effective Date as follows:

1.1 The following new Sections are added to Article 1:

1.142 2007 Senior Subordinated Notes: means (a) Borrower’s existing 8 3/8% Senior Subordinated Notes due 2017 in an aggregate amount equal to $250,000,000.00; and (b) additional notes with substantially the same terms as the 8 3/8% Senior Notes due 2017 issued by Borrower that may be issued after the Closing Date.

1.143 2007 Senior Unsecured Notes: means (a) Borrower’s existing 7 5/8% Senior Notes due 2015 in an aggregate amount equal to $400,000,000.00; and (b) additional notes with substantially the same terms as the 7 5/8% Senior Notes due 2015 issued by Borrower that may be issued after the Closing Date.

1.2 Section 2.9 is amended to read as follows:

2.9 Automatic Reduction of Aggregate Revolving Commitment. As of the Banking Day coinciding with or immediately succeeding the one year anniversary of the Closing Date, the Aggregate Revolving Commitment as in effect on such date shall be automatically reduced by $295,000,000.00, and Borrower shall either, (a) convert a portion of the Revolving Loan in accordance with Section 2.10 below, or (b) make such Mandatory Prepayment, if any, as may be required pursuant to Section 5.6(e) hereof on account of such reduction. The Administrative Agent shall revise Schedule 1 as necessary to reflect any Individual Revolving Commitment change required by this Section.

1.3 Section 3.9 is amended to read as follows:

3.9 Increase of Aggregate Term Commitment. Borrower shall have the right to increase the Aggregate Term Commitment from time to time prior to the expiration of the Revolving Loan Availability Period, in an amount (each such increase a “Term Commitment Increase”) which would bring the Aggregate Term Commitment to a maximum of $750,000,000.00; provided that each of the following conditions has been satisfied: (a) no Event of Default or Potential Default has occurred and is continuing; (b) Borrower has submitted to the Administrative Agent a written request for such Term Commitment Increase, specifying (i) the aggregate dollar amount thereof, which shall be a minimum of $10,000,000.00 and in increments of $5,000,000.00, (ii) the name of one or more financial institutions or Farm Credit System Institutions (which, in any case, may be an existing Syndication Party hereunder or an affiliate thereof) that has committed to provide funding of the Term Commitment Increase pursuant to the terms of, and as a Syndication Party under, this Agreement (each a “Funding Source”), (iii) the amount of the Term Commitment Increase which each such Funding Source has committed to provide (in each case the “Individual Term Commitment Increase Amount”), which must be a minimum of $10,000,000.00 and in increments of $1,000,000.00 and the allocation thereof between the Floating Rate Tranche and the Fixed Rate Tranche, and (iv) the effective date of such Term Commitment Increase (“Term Commitment Increase Date”); (c) each Funding Source has, unless it is at such time a Syndication Party hereunder, executed an Adoption Agreement on or before, and effective as of, the Term Commitment Increase Date; (d) the Administrative Agent has approved each Funding Source as a Syndication Party hereunder (unless such Funding Source is already a Syndication Party or an affiliate thereof), which approval shall not be unreasonably withheld; and (e) Borrower has, if requested by such Funding Source(s), executed such additional Term Note—Floating Rate Tranche and/or Term Note—Fixed Rate Tranche payable to such Funding Source(s) and in such amounts, as the Administrative Agent shall require to reflect the Term Commitment Increase as allocated between the Floating Rate Term Commitment and the Fixed Rate Term Commitment. Upon the satisfaction of each of the foregoing conditions, (v) (i) the Aggregate Term Commitment shall be automatically increased by the amount of the Term Commitment Increase, (ii) the Floating Rate Term Commitment shall be automatically increased by the amount of the Term Commitment Increase allocated to the Floating Rate Tranche, and (iii) the Fixed Rate Term Commitment shall be automatically increased by the amount of the Term Commitment Increase allocated to the Fixed Rate Tranche; (w) the Individual Term Pro Rata Share of each of the Syndication Parties, including the Funding Source, shall be recalculated by the Administrative Agent to reflect the amount of the Term Commitment Increase which each such Funding Source has committed to provide, and the amount of the Term Commitment Increase, in each case allocated between the Floating Rate Term Commitment and the Fixed Rate Term Commitment as applicable; (x) the Funding Source(s) shall not be allocated any portion of the existing Term Advances, but shall fund an amount up to their respective Individual Term Commitment Increase Amount on or before the expiration of the applicable Term Loan Availability Period; and (y) the Administrative Agent shall revise Schedule 1 to reflect the Term Commitment Increase, and its allocation between the Floating Rate Term Commitment and the Fixed Rate Term Commitment.

1.4 Clause (c) of Section 11.5 is amended so that Section 11.5 reads as follows:

11.5 Liabilities of Others. Borrower shall not (nor shall it permit any of its Subsidiaries to) assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any Person (other than the Bank Debt), except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Borrower’s or any Subsidiary’s business, (b) the guarantee of the obligations of Borrower’s wholly owned Subsidiaries, (c) guarantees by any Subsidiary of the indebtedness of Borrower under the Senior Unsecured Notes, the Senior Subordinated Notes, the 2007 Senior Subordinated Notes, the 2007 Senior Unsecured Notes, the Hancock Loan and the Harris Loan; provided that each such Subsidiary also executes a guaranty reasonably satisfactory in form and substance to the Administrative Agent guaranteeing all of Borrower’s obligations under this Credit Agreement, the Notes, and all other Loan Documents; and (d) without duplication of clauses (b) or (c), guarantees made from time to time by Borrower and its Subsidiaries in the ordinary course of their respective businesses; provided, however, that the aggregate amount of all indebtedness guaranteed at any time under this clause (d) shall not exceed $20,000,000 in the aggregate (which amount shall automatically increase to $40,000,000.00 upon the date that Borrower acquires 100% of the Gold Kist Stock).

1.5 Clause (q) of Section 11.8 is amended to change the referenced Standard & Poor’s rating from BBB to BBB-, so that such clause reads as follows:

(q) Investments described in, or similar to those described in, the attached Exhibit 11.8(q), so long as at the time of purchase such Investments (other than those described in clauses (B) and (D) of Exhibit 11.8(q)) had a long-term senior unsecured debt rating of not less than Baa3 by Moody’s Investors Service, Inc. and not less than BBB- by Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc.;

1.6 Clauses (a), (d), (f), and (g) of Section 11.14 are amended so that Section 11.14 reads as follows:

11.14 Principal Payments. Borrower shall not make any principal payments on any subordinated or unsecured debt instruments or related documents unless and until 105 days have passed since the Maturity Date without a voluntary or involuntary petition having been filed against Borrower under the federal bankruptcy laws during that period, other than (a) scheduled payments of Senior Unsecured Notes, the Senior Subordinated Notes, the 2007 Senior Subordinated Notes, and the 2007 Senior Unsecured Notes; (b) payments under debt instruments between and among Borrower and its Subsidiaries; (c) prepayment, redemption or purchase of an aggregate of up to $50,000,000.00 of the Senior Unsecured Notes and/or the Senior Subordinated Notes, provided that Borrower demonstrates, on a pro forma basis taking into account such prepayment, redemption or purchase, compliance with the covenants set forth at Section 10.12 hereof; (d) redemption or repurchase of Senior Unsecured Notes, and/or Senior Subordinated Notes, and/or the 2007 Senior Subordinated Notes, and/or the 2007 Senior Unsecured Notes with the proceeds of the issuance of any equity securities; (e) repayment of Senior Unsecured Notes with the proceeds of the sale or other disposition of any non-current assets which are not part of the Collateral in accordance with the provisions and limitations of Section 5.6 hereof; (f) prepayment of the Senior Unsecured Notes, and/or Senior Subordinated Notes, and/or the 2007 Senior Subordinated Notes, and/or the 2007 Senior Unsecured Notes with the proceeds of a refinancing thereof, provided that such refinancing does not require any principal payments until a date which is five (5) years after the Closing Date; (g) from and after the first date on which the Leverage Ratio is equal to or less than 0.50, there shall be no restrictions on prepayment of existing Senior Unsecured Notes, and/or Senior Subordinated Notes, and/or the 2007 Senior Subordinated Notes, and/or the 2007 Senior Unsecured Notes provided that Borrower demonstrates, on a pro forma basis taking into account such prepayment, redemption or purchase, compliance with the covenants set forth at Section 10.12 hereof; (h) prepayments required on account of asset sales, change of control, equity issuances, or similar events; (i) repayment of Foreign Subsidiary Debt; (j) repayment of amounts owing pursuant to or in connection with the

Grower Settlement Agreements existing as of the Effective Date in an aggregate amount not to exceed $1,000,000.00; (k) repayment or refinancing of amounts due in connection with the Debt permitted under Section 11.1(i) and (j); (l) repayments of amounts owing in connection with any Permitted Capital Raising Transaction, provided that any financing constituting Permitted Capital Raising Transaction that has a maturity date of less than five years from the Closing Date shall contain an automatic conversion or exchange, subject to the condition of no event of default thereunder, of such financing into other financing constituting Permitted Capital Raising Transaction; provided further that the refinancing, exchanges or conversion of such other Permitted Capital Raising Transaction shall not require principal payments until a date which is five (5) years after the Closing Date; and (m) payments of up to $100,000,000.00 as permitted by Section 11.1(g) hereof.

2. Conditions to Effectiveness of this Third Amendment. The effectiveness of this Third Amendment is subject to satisfaction, in the Administrative Agent’s sole discretion, of each of the following conditions precedent (the date on which all such conditions precedent are so satisfied shall be the “Effective Date”):

2.1 Delivery of Executed Loan Documents. Borrower shall have delivered to the Administrative Agent, for the benefit of, and for delivery to, the Administrative Agent and the Syndication Parties, the following document, duly executed by Borrower:

A. This Third Amendment

2.2 Syndication Parties Execution. The Administrative Agent shall have received copies of this Third Amendment executed by at least the Required Lenders.

2.3 Representations and Warranties. The representations and warranties of Borrower in the Credit Agreement shall be true and correct in all material respects on and as of the Effective Date as though made on and as of such date.

2.4 No Event of Default. No Event of Default shall have occurred and be continuing under the Credit Agreement as of the Effective Date of this Third Amendment.

2.5 Payment of Fees and Expenses. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available federal funds (a) all fees presently due under the Credit Agreement (as amended by this Third Amendment); and (b) all expenses owing as of the Effective Date pursuant to Section 15.1 of the Credit Agreement.

3. General Provisions.

3.1 No Other Modifications. The Credit Agreement, as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto.

3.2 Successors and Assigns. This Third Amendment shall be binding upon and inure to the benefit of Borrower, Agent, and the Syndication Parties, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of all the Syndication Parties.

3.3 Definitions. Capitalized terms used, but not defined, in this Third Amendment shall have the meaning set forth in the Credit Agreement.

3.4 Severability. Should any provision of this Third Amendment be deemed unlawful or unenforceable, said provision shall be deemed several and apart from all other provisions of this Third Amendment and all remaining provision of this Third Amendment shall be fully enforceable.

3.5 Governing Law. To the extent not governed by federal law, this Third Amendment and the rights and obligations of the parties hereto shall be governed by, interpreted and enforced in accordance with the laws of the State of Colorado.

3.6 Headings. The captions or headings in this Third Amendment are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Third Amendment.

3.7 Counterparts. This Third Amendment may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by a party by telefax, facsimile, or e-mail transmission of an Adobe® file format document (also known as a PDF file) shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Third Amendment by telefax, facsimile, or e-mail transmission of an Adobe® file format document also shall deliver an original executed counterpart of this Third Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Third Amendment.

[Signatures to follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed as of the Effective Date.

ADMINISTRATIVE AGENT:	CoBank, ACB

	By:	/s/ Michael Taisignani
	Name:	Michael Taisignani
	Title:	Vice President

BORROWER:	Pilgrim’s Pride Corporation

	By:	/s/ Richard A. Cogdill
	Name:	Richard A. Cogdill
	Title:	Exe. VP, CFO, Sec & Treas.

SYNDICATION PARTIES:	CoBank, ACB

	By:	/s/ Michael Taisignani
	Name:	Michael Taisignani
	Title:	Vice President

Agriland, FCS

	By:	/s/ Roger Brist
	Name:	Roger Brist
	Title:	Chief Executive Officer

Deere Credit, Inc.

	By:	/s/ Raymond L. Murphey
	Name:	Raymond L. Murphey
	Title:	Senior Account Credit Manager

Bank of the West

By:	/s/ Lee Rosin
Name:	Lee Rosin
Title:	Regional Vice President

John Hancock Life Insurance Company

By:
Name:	Kenneth L. Warlick
Title:	Managing Director

The Variable Annuity Life Insurance Company

By:
Name:	Lochlan O. McNew
Title:	Managing Director

The United States Life Insurance Company in the City of New York

By:
Name:	Lochlan O. McNew
Title:	Managing Director

Merit Life Insurance Co.

By:
Name:	Lochlan O. McNew
Title:	Managing Director

American General Assurance Company

By:
Name:	Lochlan O. McNew
Title:	Managing Director

AIG International Group, Inc.

By:
Name:	Lochlan O. McNew
Title:	Managing Director

AIG Annuity Insurance Company

By:
Name:	Lochlan O. McNew
Title:	Managing Director

Transamerica Life Insurance Company

By:	/s/ Stephen Noonan
Name:	Stephen Noonan
Title:	Vice President

The CIT Group/Business Credit, Inc.

By:	/s/Mike Ryno
Name:	Mike Ryno
Title:	Vice President

Metropolitan Life Insurance Company

By:	/s/ Steven D. Craig
Name:	Steven D. Craig
Title:	Director

Cooperatieve Centrale Raiffeisen- Boerenleenbank B.A., “Rabobank- Nederland” New York Branch

By:	/s/ Michalene Donegan
Name:	Michalene Donegan
Title:	Executive Director

By:	/s/ Rebecca O. Morrow
Name:	Rebecca O. Morrow
Title:	Executive Director

Farm Credit Services of America, PCA

By:	/s/ Bruce Rouse
Name:	Bruce Rouse
Title:	Vice President